Exhibit 99.1

Contacts: John McLaughlin PDL BioPharma, Inc. 775-832-8500 john.mclaughlin@pdl.com	Jennifer Williams Cook Williams Communications 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2011 Financial Results

INCLINE VILLAGE, NV, February 23, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Total revenues in 2011 were $362 million, compared to $345 million in 2010, with royalty revenues increasing two percent over full year 2010. For the fourth quarter of 2011, total revenues were $72.8 million, compared to $76.1 million in the fourth quarter of 2010.

Royalty revenues for the fourth quarter of 2011 are based on third quarter product sales by PDL’s licensees. The fourth quarter 2011 revenue decline is primarily driven by reduced royalties from third quarter 2011 sales of Avastin® and Herceptin®, which are marketed by Genentech and Roche, partially offset by increased royalties from third quarter 2011 sales of Lucentis® which is marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec.  Royalty revenue for the fourth quarter and 2011 are net of payments made under our February 2011 settlement agreement with Novartis Pharma AG.

Operating expenses in 2011 were $18.3 million, compared with $133.9 million in 2010. Included in operating expenses in 2010 is a $92.5 million legal settlement with MedImmune and $41.4 million in general and administrative expenses. For the fourth quarter of 2011, general and administrative expenses were $4.8 million compared with $12.1 million for the same period of 2010.

Net income in 2011 was $199.4 million, or $1.15 per diluted share as compared with net income of $91.9 million in 2010 or $0.54 per diluted share. Net income for the fourth quarter of 2011 was $38.9 million or $0.24 per diluted share as compared with a net loss of $24.5 million or $(0.18) per diluted share for the same period of 2010. Adjusting for effects of certain convertible note transactions throughout the year, non-GAAP net income for 2011 was $201.6 million, or $1.17 per diluted share. Non-GAAP net income was $168.4 million, or $0.97 per diluted share in 2010, adjusting for the legal settlement with MedImmune and the effects of certain convertible note transactions in that year. Non-GAAP net income for the fourth quarter of 2011 was $39.6 million, or $0.24 per diluted share, compared to non-GAAP net income of $35.0 million, or $0.20 per diluted share for the fourth quarter of 2010.

Net cash provided by operating activities in 2011 was $169.8 million, compared with $184.3 million in 2010. At December 31, 2011, PDL had cash, cash equivalents and investments of $227.9 million, compared with $248.2 million at December 31, 2010.

Recent Developments

2012 Dividends
On January 18, 2012, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 14, June 14, September 14 and December 14 of 2012 to stockholders of record on March 7, June 7, September 7 and December 7 of 2012, the record dates for each of the dividend payments, respectively.

Exchange and Retirement of Convertible Notes
In January and February 2012, we completed public and privately negotiated exchange transactions where we exchanged and subsequently retired $179.0 million aggregate principal amount, representing over 99% of our 2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes), for $179.0 million aggregate principal amount of new 2.875% Series 2012 Convertible Senior Notes due February 15, 2015 (Series 2012 Notes). In the public exchanges, we made one-time cash payments of $5.00 for each $1,000 principal amount tendered for a total cash incentive payment of $0.8 million. Following settlement of the exchanges on February 2, 2012, $1.0 million of our February 2015 Notes and $179.0 million of our Series 2012 Notes were outstanding. Our Series 2012 Notes net share settle. The effect of issuing $179.0 million aggregate principal of our Series 2012 Notes with the net share settle feature in exchange for our February 2015 Notes was the reduction of 27.8 million shares of potential dilution to our stockholders.

Revenue Guidance for 2012
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. First quarter 2012 revenue guidance will be provided in early March.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, February 23, 2012.

To access the live conference call via phone, please dial (877) 677-9122 from the United States and Canada or (708) 290-1401 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 1, 2012, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 50024423.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Royalties	$72,808	$74,629	$351,641	$343,475
License and other	-	1,500	10,400	1,500
Total revenues	72,808	76,129	362,041	344,975
Operating Expenses
General and administrative expenses	4,822	12,056	18,338	41,396
Legal Settlement	-	92,500	-	92,500
Total operating expenses	4,822	104,556	18,338	133,896
Operating income (loss)	67,986	(28,427)	343,703	211,079
Non-operating expense, net
Gain (loss) on retirement or conversion of convertible notes	-	1,033	(766)	(17,648)
Interest and other income, net	130	131	593	468
Interest expense	(8,161)	(9,514)	(36,102)	(43,529)
Total non-operating expense, net	(8,031)	(8,350)	(36,275)	(60,709)
Income before income taxes	59,955	(36,777)	307,428	150,370
Income tax expense (benefit)	21,013	(12,317)	108,039	58,496
Net income (loss)	$38,942	$(24,460)	$199,389	$91,874

Net income (loss) per share
Basic	$0.28	$(0.18)	$1.43	$0.73
Diluted	$0.24	$(0.18)	$1.15	$0.54

Cash dividends declared per common share	$-	$-	$0.60	$1.00

Shares used to compute income (loss) per basic share	139,680	139,542	139,663	126,578
Shares used to compute income (loss) per diluted share	167,683	139,542	177,441	178,801

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands, except non-GAAP net income per diluted share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income (loss)	$38,942	$(24,460)	$199,389	$91,874
Add back:
Legal settlement expense, net of estimated taxes	-	60,125	-	60,125
(Gain) loss on retirement or conversion of convertible notes, net of estimated taxes	-	(660)	498	16,431
Amortization of debt discount for May 2015 Notes, net of estimated taxes	696	-	1,716	-
Non-GAAP net income	39,638	35,005	201,603	168,430

Add back interest expense for implied conversion of convertible notes included in determination of fully diluted shares, net of estimated taxes	1,122	1,105	5,544	5,087

Non-GAAP income used to compute non-GAAP net income per diluted share	$40,760	$36,110	$207,147	$173,517

Shares used to compute net income per diluted share	167,683	139,542	177,441	178,801
Adjustment to shares issued to induce note conversion to common stock (1)	-	(185)	-	(73)
Effect of dilutive stock options(2)	-	12	-	-
Restricted stock outstanding(2)	-	115	-	-
Assumed conversion of 2012 Notes(2)	-	23,399	-	-
Assumed conversion of February 2015 Notes(2)	-	16,777	-	-
Shares used to compute non-GAAP net income per diluted share	167,683	179,660	177,441	178,728

Non-GAAP net income per diluted share	$0.24	$0.20	$1.17	$0.97

(1) Shares for the quarter and year ended December 31, 2010, exclude the weighted average effect of the shares issued as an incentive to induce conversion of the 2023 Notes in August 2010.

(2) Shares for the quarter ended December 31, 2010, include the dilutive effect of stock options, restricted stock outstanding, assumed conversion of the 2012 Notes and assumed conversion of the February 2015 Notes. These shares were excluded from the GAAP net loss per diluted share calculation because they were anti-dilutive.

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating expenses:
General and administrative
Compensation and benefits	$1,470	$1,103	$4,428	$4,065
Legal expense	1,780	8,494	7,942	29,315
Professional services	673	325	2,674	2,943
Insurance	169	185	724	793
Stock-based compensation	131	138	387	662
Depreciation	14	14	58	91
Other	585	1,797	2,125	3,527
Total general and administrative expenses	4,822	12,056	18,338	41,396
Legal settlement	-	92,500	-	92,500
Total operating expenses	$4,822	$104,556	$18,338	$133,896

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,
	2011	2010
Cash, cash equivalents and investments	$227,946	$248,229
Total assets	$269,471	$316,666
Convertible notes payable	$316,615	$310,428
Non-recourse notes payable	$93,370	$204,270
Total stockholders' deficit	$(204,273)	$(324,182)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2011	2010
Net income	$199,389	$91,874
Adjustments to reconcile net income to net cash provided by operating activities	43,574	21,777
Changes in assets and liabilities	(73,181)	70,649
Net cash provided by operating activities	$169,782	$184,300

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
(Unaudited)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2011	2010	2011	2010
Avastin
	% Ex-U.S. Sold	53%	51%	55%	50%
	% Ex-U.S.-based Manufactured and Sold	28%	26%	21%	21%
Herceptin
	% Ex-U.S. Sold	68%	70%	71%	70%
	% Ex-U.S.-based Manufactured and Sold	26%	40%	35%	44%
Lucentis
	% Ex-U.S. Sold	60%	55%	59%	56%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
	% Ex-U.S. Sold	40%	35%	40%	35%
	% Ex-U.S.-based Manufactured and Sold	40%	35%	40%	35%